Exhibit 11.1

                          WIRELESS TELECOM GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)



                                For the Three Months       For the Nine Months
                                 Ended September 30,       Ended September 30,
                                  2004         2003         2004         2003
                               ----------   ----------   ----------   ----------

Net Income                       $784,563    $ 646,777   $1,619,347   $1,132,246
                               ==========   ==========   ==========   ==========

BASIC EARNINGS:

Weighted average number of
 common shares outstanding     17,223,801   16,937,678   17,128,399   16,892,153
                               ==========   ==========   ==========   ==========

Basic earnings per common share    $ 0.05       $ 0.04       $ 0.09        $0.07
                               ==========   ==========   ==========   ==========

DILUTED EARNINGS:

Weighted average number of
 common shares outstanding     17,223,801   16,937,678   17,128,399   16,892,153
Assumed exercise of stock
 options                          178,258      228,098      408,734      126,756
                               ----------   ----------   ----------   ----------

Weighted average number of
 common shares outstanding, as
 adjusted                      17,402,059   17,165,776   17,537,133   17,018,909
                               ==========   ==========   ==========   ==========

Diluted earnings per common
 share                             $ 0.05       $ 0.04       $ 0.09        $0.07
                               ==========   ==========   ==========   ==========